UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 19, 2013

SMSA Gainesville Acquisition Corp.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53803
Nevada	27-0984261
(State of incorporation)	(IRS Employer ID Number)

111 Congress Avenue, Suite 1400, Austin, TX 78701
(Address of principal executive offices)

(512) 479-1101
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01                      Changes in Control of Registrant.

On December 19, 2013, Paul Interrante (“Mr. Interrante”), and Halter Financial Investments, L.P. (“HFI,” together with Mr. Interrante, the “Sellers”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Titan Partners, LLC (the “Purchaser”), for the sale and purchase of 9,892,956 shares of common stock of SMSA Gainesville Acquisition Corp. (the “Company”).  Individually, Mr. Interrante agreed to transfer 9,500,000 shares and HFI agreed to transfer 392,956 shares. The Sellers collectively transferred 9,692,956 shares on December 20, 2013, in exchange for $200,000, and will transfer the remaining 200,000 shares in exchange for $50,000 on the second closing date, which is contemplated to occur in January of 2014, for total consideration of $250,000.  Mr. Interrante will receive $10,000 and HFI will receive $240,000 of the total consideration.  The sources of funds used by the Purchaser were obtained through a private placement of securities issued by the Purchaser to accredited investors under Regulation D and Rule 506(b) promulgated thereunder.

As a result of the transfer of the 9,692,956 shares, a change in control of the Company occurred, with control transferring from the Sellers to the Purchaser.  The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.001 par value (the “Common Shares”), of which, as of December 20, 2013, 10,000,008 shares were issued and outstanding.  As of December 20, 2013, the total Shares agreed to be transferred from the Sellers to the Purchaser constitutes no less than ninety-eight percent (98%) of the outstanding capital stock of the Company on a fully diluted basis.

Kamran Nezami, who participates in the management of both the Purchaser and Titan Partners Management, LLC, which serves as the Purchaser’s manager, are the beneficial owners of the shares held by the Purchaser.  As set forth in Item 5.02 of this Current Report on Form 8-K, Mr. Interrante, the current sole director of the Company, has provided a letter of resignation effective December 31, 2013, pursuant to the terms of the Purchase Agreement.  The information set forth in Item 5.02 of this Current Report on Form 8-K applicable to such resignation is incorporated by reference into this Item 5.01 of this Current Report on Form 8-K.

Following the change in control, the Company remains a shell company as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

The foregoing description of the terms of the Purchase Agreement is qualified in its entirety by reference to the provisions of the document filed as Exhibit No. 10 to this Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On December 20, 2013, in connection with the Purchase Agreement described above, Mr. Interrante submitted a letter of resignation from his position as a director of the Company to be effective December 31, 2013, or on such other date as the Sellers and Purchaser may agree.  Mr. Interrante also submitted a letter of resignation on December 20, 2013, as President, Chief Financial Officer, Treasurer and Secretary of the Company, plus all other non-executive positions he holds with the Company, which was effective at noon (12:00pm) on December 20, 2013.  Mr. Interrante’s resignations were made pursuant to the transactions contemplated by the Purchase Agreement, and not as a result of any disagreement with the Company, its board of directors, or its management.

The board of directors of the Company appointed Kamran Nezami as a director, effective December 31, 2013, to fill a vacancy created when the board of directors adopted a resolution increasing the number of authorized directors from one (1) to two (2).  Mr. Nezami currently serves as the Chief Executive Officer and on the Board of Managers of HealthScripts Specialty Pharmacy.  Mr. Nezami also serves as the Chief Executive Officer of Global Molecular Labs, LLC, a clinical laboratory, and In-Office Physician Management Services, LLC, a management services company.  In addition, Mr. Nezami serves as the Chief Executive Officer of several other pharmacies in various locations across the United States.  In these various roles, Mr. Nezami is responsible for the overall development and implementation of the strategic vision and operating initiatives that drives each of the businesses he oversees.  Mr. Nezami attended the University of Houston in Houston, Texas.  Mr. Nezami is 44 years old.  None of the aforementioned affiliations of Mr. Mecami are a parent, subsidiary or affiliate of the Company.

The board of directors also appointed Robert E. Ham to replace Mr. Interrante as the Chief Financial Officer of the Company, which was effective at noon (12:00pm) on December 20, 2013.  Mr. Ham, a certified public accountant, is currently Chief Financial Officer for HealthScripts Specialty Pharmacy.  Mr. Ham has been with HealthScripts since July of 2013.  Mr. Ham has held CFO and Controller positions with companies for over 20 years, most recently for Servisair, an aviation services company, with over 4,000 employees and operations in 17 states.   Prior to that Mr. Ham was VP and Controller, US & Canada, for American Water, now a public corporation based in New Jersey, serving 35 states in the United States and parts of Canada.  Mr. Ham is particularly skilled at building and leading finance departments for maximum impact and efficiency for the corporations they serve.  None of his previous positions have been associated with us or any affiliated company.  Mr. Ham received his Bachelor’s Degree in Business Administration from St. Michael’s College in Vermont in 1976 and achieved his CPA in 1992.  Mr. Ham is 59 years old.

On or after December 31, 2013, Titan Partners, LLC, which as of December 19, 2013, owns or has agreed to purchase 98% of the Company’s outstanding Common Shares, is expected to provide a loan to the Company in the amount of $250,000 that will be used for the acquisition of operating assets.  Kamran Nezami participates in the management of Titan Partners, LLC.

Item 9.01	Financial Statements and Exhibits

Filed herewith are the following exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated December 19, 2013, between Paul Interrante, Halter Financial Investments, LP, and Titan Partners, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMSA GAINESVILLE ACQUISITION CORP.

Dated: December 26, 2013	/s/ Robert E. Ham
Robert E. Ham
Chief Financial Officer